—X
In the Matter of
The Hartford Financial Services Group, Inc.
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ASSURANCE OF DISCONTINUANCE

1. Pursuant to the provisions of Executive Law § 63 (12), the Donnelly Act (Gen. Bus. Law § 340 et seq.), the Martin Act (Gen. Bus. Law § 352-c) and the common law of the State of New York, Andrew M. Cuomo, Attorney General of the State of New York has concluded an investigation of The Hartford Financial Services Group, Inc. and its subsidiaries and affiliates (“Hartford”) relating to market timing in connection with Hartford’s investment products, including market timing by purchasers of Hartford’s variable annuity products; Hartford’s investment in a hedge fund that was engaged in market timing of Hartford’s own variable annuity products; product development, marketing, sale and renewal of Hartford’s individual and group variable annuity products, and retirement and deferred compensation plans; Hartford’s practices in the marketing, sale, renewal, placement, servicing and third-party administration of insurance and reinsurance products; Hartford’s compensation of Producers (as that term is defined below); and Hartford’s accounting and public reporting practices, including those relating to nontraditional and finite reinsurance and workers’ compensation insurance (the “Investigation”). Pursuant to Conn. Gen. Stat. § 35-24 et seq. (the Connecticut Antitrust Act) and Conn. Gen. Stat. § 42-110a et seq. (the Connecticut Unfair Trade Practices Act), Richard Blumenthal, Attorney General of the State of Connecticut, has concluded an investigation of Hartford on certain of the subject matters of the Investigation, as well as an investigation of fixed individual annuities used to fund structured settlements (the “Connecticut Investigation”). Pursuant to the Illinois Antitrust Act, 740 ILCS 10/1 et seq. and the Illinois Consumer Fraud and Deceptive Business Practices Act, 815 ILCS 505/1 et seq., Lisa Madigan, Attorney General of the State of Illinois, has concluded an investigation of Hartford on certain of the subject matters of the Investigation (the “Illinois Investigation”). Collectively the Investigation, the Connecticut Investigation and the Illinois Investigation shall be referred to herein as the “Attorneys General Investigations”. Eric R. Dinallo, the Superintendent of Insurance of the State of New York (the “Superintendent”), has concluded an investigation of Hartford on certain of the subject matters of the Investigation (the “Superintendent Investigation”); and based upon the Attorneys General Investigations and the Superintendent Investigation the following findings have been made:

VARIABLE ANNUITIES FACTS

2. In its individual variable annuity business, Hartford breached its fiduciary duties to investors in its variable annuity mutual funds by failing to prevent hedge funds and other entities from engaging in dilutive “market timing” practices. Hartford failed to disclose fully the fund timing activities to investors. Despite Hartford’s recognition of the harm caused by market timing, Hartford did not take sufficient steps to stop harmful market timing. Hartford also invested in Millennium Partners, L.P., a hedge fund that was timing Hartford’s own variable annuities and thereby harming long-term investors.

A. Background on Fund Timing and Variable Annuities

(1) Variable Annuities

3. Variable annuities are hybrid securities, marketed and sold by insurance companies for retirement planning. A key feature is access to a portfolio of mutual fund sub-accounts offering a variety of investment opportunities. The insurance company creates the portfolio of sub-accounts, markets the product, provides prospectuses to potential buyers, implements the investment decisions of purchasers, and monitors the trading activities of investors to ensure they are not harming the sub-accounts and other investors. The variable annuity contract owner1 makes investment choices from these sub-accounts. In addition to the advantages of mutual funds (such as diversification and professional management), variable annuities typically offer three features: (1) tax-deferred treatment of earnings; (2) a death benefit of some kind; and (3) annuity payout options that can provide guaranteed income for life. Unlike other tax-favored vehicles like IRAs, variable annuity contracts are not subject to annual contribution limits.

4. In addition to paying the managerial costs of the mutual fund sub-accounts, investors in variable annuities pay various fees to the insurance company. These include mortality and expense risk, surrender charges for withdrawing funds before a given number of years,2 and annual contract or administrative fees which can be fixed or a percentage of account value. Like mutual funds, variable annuity sub-accounts set their prices once a day to arrive at an Accumulation Unit Value (“AUV”), the annuity equivalent of a mutual fund’s Net Asset Value (“NAV”).3

(2) Fund Timing in Variable Annuities

5. “Market timing” or “timing” refers to frequent buying and selling of shares of the same sub-account or mutual fund. “Timers” sometimes engaged in this practice to exploit inefficiencies in mutual fund pricing or other inefficiencies in the stock or bond markets. Market timing can harm other mutual fund shareholders because it can dilute the value of their shares, disrupt the management of the mutual fund’s investment portfolio and cause the targeted fund to incur costs borne by other shareholders to accommodate frequent buying and selling of shares by the market timer. Where “timing” does result in such harms, mutual funds are supposed to enforce their legal rights to restrict shareholders from engaging in such activity and thereby prevent harm to other shareholders.

6. When annuity investors make transfers or trades among the sub-accounts by sending directions to the insurance company, those transfers are aggregated and forwarded daily by the insurance company to the managers of the mutual funds underlying the respective sub-accounts as a single “batch trade.” As a result, the manager ordinarily cannot determine the identity of the shareholders whose trades are grouped together in a single batch – only the insurer knows that. The insurer’s ability to identify annuity owners who are making excessive numbers of transfers in extraordinary dollar amounts is a key weapon in combating fund timing.

B. The Hartford Prospectuses

7. Hartford offered three main variable annuity products: Director, Leaders and Putnam Hartford Capital Manager. These products were largely marketed to the public by broker-dealers as long-term investments for the future. The Director and Director Access products (together “Director”), offered as investment options between 15 and 20 different sub-accounts, all of which invest in Hartford’s own HLS Funds. Leaders and Leaders Access (together “Leaders”), in addition to the HLS Funds, offered third-party funds through arrangements with various investment managers.4 The “Access” versions of the Director and Leaders variable annuities had no surrender fees. The absence of a surrender fee makes a variable annuity attractive to market timers who have no intention of holding their investments for the long term.

8. The Director variable annuity, according to its prospectus, is a vehicle for long-term investing and is designed for “retirement planning purposes.”5 Clearly aimed at the “average” investor, Director required a minimum initial investment of $1000 and subsequent investments of at least $500.6 The average initial premium for individual variable annuities was $43,875 in 1998, increasing to $68,499 in 2003.

9. From 1998 to August 2001, the Director prospectuses contained the following provision:

Hartford reserves the right to limit the number of transfers to twelve (12) per Contract Year, with no two (2) transfers occurring on consecutive Valuation Days.

(emphasis in original).

10. From 1998 to May 2001, the Director prospectuses disclosed the following regarding transfers between sub-accounts:

[T]he right to reallocate Contract Values is subject to modification if Hartford determines, in its sole opinion, that the exercise of that right by one or more Contract Owners is, or would be, to the disadvantage of other Contract Owners.... Such restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right which is considered by Hartford to be to the disadvantage of other Contract Owners.

(emphasis in original).

11. In August, 2001, Hartford amended its prospectuses to include an acknowledgment of the potential harm caused by market timers. In pertinent part, the prospectuses stated:

This Contract is not designed to serve as a vehicle for frequent trading in response to short-term fluctuations in the stock market. Any individual or legal entity that intends to engage in international arbitrage, utilize market timing practices or make frequent transfers to take advantage of inefficiencies in Fund pricing should not purchase this Contract. These abusive or disruptive transfers can have an adverse impact on management of a Fund, increase Fund expenses and affect Fund performance.

12. At the same time, Hartford revised its prospectuses to eliminate the 12-transfer provision and describe two new policies that it was implementing for current owners as well as new purchasers: a 20-transfer rule and an abusive transfer policy. The first rule required that after 20 transfers were completed in a contract year, additional transfers could only be made by U.S. Mail or overnight delivery service. The second rule warned contract owners against abusive transfers (regardless of the number of trades) and Hartford’s ability to terminate them in order to protect other owners:

[W]e will monitor Sub-Account transfers and we may terminate your transfer privileges if we determine that you are engaging in a pattern of transfers that is disadvantageous or potentially harmful to other Contract Owners.

13. It was not until 2003, however, that Hartford disclosed in its Director and Leaders prospectuses that market timing by the contract holders affiliated with Windsor Securities, Inc. (“Windsor”) was still permitted:

Hartford has earlier versions of its Contracts, which use the same underlying Funds as this Contract. These older Contracts have different Sub-Account transfer restrictions or, in some cases, no transfer restrictions at all.

C. Market Timing

(1) Hartford Was Aware of Harm Caused by Market Timing

14. Hartford’s HLS Funds are managed by Boards of Directors all of which, from 1990 to 2003, had as members senior Hartford executives. Hartford informed the Boards about detrimental effects of market timing on the funds as early as 1990. In April 1990, the Boards of the HLS Funds passed a resolution that in part stated:

[T]he Board has concluded that certain Market-timing activities in connection with a limited number of contracts issued by Hartford Life have had a detrimental effect on return to shareholders of the Fund and, as a result, the Board believes that these activities are harmful to the Fund and its shareholders in general...

15. The Board directed Hartford management, among other things, to explore and implement appropriate actions to address market timing and to report back to the Board.

(2) The Windsor Securities Litigation

16. Windsor is an investment management organization owned and operated by Dr. Paul M. Prusky (“Prusky”), an investment advisor and broker.7 Prusky first purchased Hartford variable annuities in 1986. With Hartford’s knowledge, he actively traded in Director accounts in his name, his wife’s name and on behalf of approximately 45 Windsor clients.

17. In 1990, in response to the HLS Funds’ Board’s April 1990 resolution, Hartford Life developed a Third Party Transfer Services Agreement (“TPTSA”), a limitation on the daily transfer activity of third-parties trading on behalf of contract owners who controlled Hartford variable annuity contracts with aggregate values exceeding $2 million.8 Hartford asked such third parties, including Windsor, to sign the TPTSA.

18. Windsor refused to sign the TPTSA, and instead Windsor, Prusky and one of Windsor’s clients sued Hartford, alleging that the TPTSA breached the client’s variable annuity contracts and tortiously interfered with Windsor’s contractual relations with its clients.9

19. Hartford moved for summary judgment, arguing that market timers posed a danger to the investments of its non-timing contract owners:

Market timing has a negative impact on all shareholders of a fund which has long term investment objectives and is designed to be invested in equity securities. This negative impact is caused by increased trading and transaction cost, disruption of planned investment strategies, forced and unplanned portfolio turnover, and lost opportunity costs.... Market timing activities subject a funds asset base to large asset swings which significantly and adversely impact upon the fund’s ability to provide a maximized investment return to all Contract Owners in the fund. In addition, such activities significantly increase transactional expenses, and inequitably distribute those expenses.

Hartford’s Motion for Summary Judgment (cited in 1991 U.S. Dist. Lexis 7072, *15-16).

20. Hartford also argued that its fiduciary duties required it to protect contract owners from the harm caused by fund timing activities. As the District Court noted:

Hartford has made much of the fiduciary duty which it owes to the vast majority of contract owners in its overall Director II fund who allegedly had to bear the inordinate cost of the market timing activity conducted on behalf of a comparatively small numbers of Windsor clients.

Id., *34.

21. Despite these positions, Hartford permitted known timers to purchase its variable annuities. According to the District Court:

If market timing is indeed the menace which Hartford claims it to be, then perhaps Hartford would have best served the interests of the majority of the Director II contract owners by not selling Director II contracts to persons known by Hartford to be purchasing the contracts for market timing purposes.

Id. at *34. The Court found Hartford liable to Windsor for intentionally interfering with Windsor’s contractual relations with its clients and also found that Hartford breached the client’s variable annuity contract by seeking to impose transfer restrictions.

22. On appeal, the Third Circuit upheld the trial court’s judgment that Hartford breached the client’s variable annuity contract by seeking to limit his transfer rights through the TPTSA, but reversed the judgment that Hartford tortiously interfered with Windsor’s relationship with its clients, stating that “Hartford was actuated by a genuine desire to protect its own financial interests and those of non-market timer contract owners, toward whom Hartford bore a fiduciary obligation.” Windsor Securities, Inc. v. Hartford Life Insurance Co., 986 F.2d 655, 665 (3rd Cir. 1993).

23. After the Third Circuit’s ruling, Hartford attempted to address market timing by those who, like Prusky, bought their variable annuity contracts before Hartford’s contracts contained any language allowing Hartford to restrict transfers. Hartford sought to make these contract owners’ access to new investment options contingent on the contract owners’ agreement to limit their transfers to 12 per year. Although most contract owners agreed to this arrangement, Prusky and his Windsor clients refused.

24. Prusky and a Windsor client sued Hartford again in 1997 and again Hartford argued to the court the harmful consequences of market timing. On September 1, 1998, Hartford resolved the lawsuit by entering into a settlement with Windsor and Prusky covering the 45 contracts controlled by Prusky. The settlement had little impact on Prusky’s ability to market time.

25. It wasn’t until mid-2003 that Hartford disclosed in prospectuses that Hartford’s longstanding contracts with Prusky allowed him to time Hartford funds. Hartford has since acknowledged that there had been no impediment to disclosure and that it should have been made.

26. In January 2006, Hartford signed an agreement with Windsor that “bought out” all of Prusky’s contracts. From 1998 to 2003, Prusky’s trading had diluted the profits of the funds he timed by more than $50 million.

(3) Hartford’s Failure to Stop Fund Timing

(a) Inadequate Due Diligence Procedures

27. Despite Hartford’s awareness of the damage done by fund timing, it wasn’t until 1999 that Hartford adapted its “due diligence” procedures to target frequent trading. For the first time, Hartford contracts with initial premiums in excess of one million dollars were reviewed for the purpose of attempting to identify market timers.

28. However, Hartford did not diligently enforce its new procedures or diligently vet applications showing investment amounts markedly greater than the typical initial premium of $50,000. Rather, hundreds of variable annuity contracts, some with initial premiums of several hundred thousand dollars, and some just under $1 million, were sold to recognizable timers. On at least one occasion, Hartford’s “due diligence” team approved a $3 million contract. The following are examples of variable annuity contracts that were sold to market timers after Hartford adopted its inadequate due diligence procedures:

(i) Samaritan

29. From November 1999 to May 2001, hedge funds known as The Samaritan Global Fund, LP, The Samaritan Balanced Fund, LP, and the Samaritan Multi-Strategies Fund (collectively “Samaritan”) purchased a total of eleven Hartford Director and Leaders variable annuities. Despite a variety of red-flag responses to the “due diligence” questionnaire, Hartford approved an amount of “$1 million plus.”

30. Hartford permitted Samaritan to continue fund timing for nearly two years. It wasn’t until the fall of 2001, having instituted the 20-transfer rule (discussed above), that Hartford sent limitation letters to Samaritan and the policies were surrendered.

31. Between January 2000 and October 2001, Samaritan made over 900 transfers involving more than $1 billion in total volume. This rapid trading diluted the profits of buy-and-hold investors by more than $2 million.

(ii) Peconic Capital Fund, Inc.

32. Peconic Capital Fund, Inc. (“Peconic”) is another example of a hedge fund that market-timed Hartford’s variable annuities by taking advantage of Hartford’s lax oversight of its due diligence procedures. On May 16, 2000, Peconic submitted four identical variable annuity applications, each initially proposing a premium of $1 million. On each application, the initial $1,000,000 was crossed out and reduced to $900,000, just under Hartford’s “due diligence” trigger. These and other clear “red flags” that Peconic may have been a timer should have prompted action by Hartford.

33. Between June 2000 and February 2002, Peconic made more than 200 round trips involving almost $400 million – reducing the profits of non-timing investors by over a half-million dollars. All four policies were surrendered by February 2002 after Peconic received 20-transfer limit letters.

(iii) David Limited Partnership

34. In July of 1998, David Limited Partnership (“David Limited”) sought to purchase a Hartford Director Access contract for $1 million. The due diligence questionnaire stated that the variable annuity was being purchased over other investments because of the “investment options.” David Limited also requested that Hartford agree to permit frequent transfers during the contract year. Hartford declined to enter into a deal, citing its 12-transfer per year language – but then gave assurances by letter that “Currently, Hartford Life is not enforcing this reserved right.” On September 9, 1998 Hartford’s due diligence team approved the request for a $3 million contract.

35. In due course, in May 1999, David Limited purchased a Director Access contract with an initial premium of $950,000, stating the money would be invested for ten years. Less than two years later, David Limited had made over 260 transfers into and out of the sub-accounts, with an average transaction of $4 million. The transaction volume of this account exceeded $1 billion. The account was shut down in September 2001 after Hartford implemented the 20-transfer rule.

36. Another contract purchased by David Limited in July 2000 with an initial premium of $950,000 avoided “due diligence.” Until this account was forced to close down in September 2001, after Hartford’s new 20-transfer rule, the account had more than 125 transfers averaging over $2.7 million each. These two accounts alone deprived investors of more than $3.3 million in profits.

37. There were other indications that David Limited was engaged in market timing as well. In an October 1999 email entitled “Market Timer Moves for 10/06/1999,” a senior Hartford executive was informed by a senior business analyst that $80 million had been transferred out of the variable annuity money market fund, $50 million of which was attributable to Windsor. The analyst identified four accounts, including David Limited, as frequent traders responsible for $26 million. On seeing this breakdown, another analyst in the email chain commented: “Ultimately, timing is what they are doing, but we can not restrict them.” The senior executive responded by asking, “Isn’t there a limit of 12 moves per year for transactions such as this?”

(4)	Hartford’s Inadequate Response to Complaints from the HLS Funds’ Equity Manager

38. During the relevant time period, Wellington Management Company, LLP (“Wellington”), the entity that served as the sub-advisor to the HLS equity funds raised complaints and concerns about market timing in the HLS Funds with senior Hartford executives.

39. In January 2001, Wellington, sent an email to a senior Hartford executive, stating:

While your decision not to raise this issue to the [Hartford Life] Board unless we can prove financial ‘harm’ to the shareholders is a reasonable standard, we also know that proof of harm with hard numbers is very difficult (impossible?) Given [sic] the confluence of factors involved combined with the high volatility in the market that we continue to experience. Yet, I think we agree that the level of activity described below is troubling.

40. Throughout July and August 2001, Wellington continued to e-mail senior Hartford executives, reiterating that market timing harmed fund performance. For example, in a July 16, 2001 e-mail Wellington complained about an investor who had rapidly traded $4 million into and $4.2 million out of the Hartford MidCap Value HLS Fund – an amount that represented 25% of the fund’s net assets. Wellington wrote:

These trades represent nearly 25% of the Fund’s net assets and have been disruptive to the portfolio manager’s implementation of the Fund’s investment strategy and therefore detrimental to the remaining shareholders in the fund. Wellington Management strongly recommends that Hartford restrict the trading activity of this investor and all other investors who attempt to use the Fund as a short term trading vehicle.

41. Two days after Wellington’s July 16 email, Hartford notified the broker responsible for this activity that Hartford was preventing additional transfer activity in the variable annuity contracts he traded.

42. In August 2001, Hartford revised its prospectuses and adopted the 20-transfer limitation and a policy against abusive trading as described above. Thereafter, Hartford enforced its 20 transfer limitation and abusive trading policy against contract holders other than those affiliated with Windsor. These new policies curtailed market timing activity by hedge funds, many of which surrendered their policies over the next several months. Meanwhile, market timing by Windsor continued to be a serious problem.

43. Although many hedge fund market timers surrendered their contracts after Hartford restricted their transfer rights following Hartford’s implementation of the 20-transfer limitation and the abusive trading policy in August 2001, market timing in Hartford’s Access variable annuities increased. The Access product was attractive to market timers because it could be surrendered without charge when Hartford terminated a timer’s trading in accordance with its new policies; market timers could then buy a new Access variable annuity and resume market timing. Hartford’s 20 transfer limitation did not apply to this activity. Wellington complained to Hartford about this market timing activity.

44. On November 19, in an email to senior Hartford executives, Wellington pleaded:

Please — we need your help.... Hartford must find a way to prevent timers from entering the funds in the first place. It is not enough to ask them to leave after the damage is done.... [T]he market timer issue ... is negatively impacting the investment strategy of several of the Hartford VA Funds.

45. On March 1, 2002, an e-mail was circulated among senior Hartford executives and others regarding repeated complaints by Wellington about problems with market timers. The e-mail attached an e-mail from Wellington with the subject line “Market timers are killing us...”. Wellington wrote:

Market timer activity continues unabated...its [sic] detrimental to our performance. In my guess 30-50bps of underperformance YTD due to timers...[sic] as a shareholder in the VA I know I am being ‘stolen from.’

46. In February 2003, Wellington sent an e-mail to a senior Hartford executive and others stating, “market timing flows continue to be significant and, thus, very disruptive to the portfolio managers and costly to the longer-term shareholders.”

47. Although Hartford’s response to Wellington’s complaints was too slow, particularly in light of Hartford’s longstanding awareness of the harm caused by market timing, in early 2003, Hartford implemented two responses to the market timing that was still occurring despite the implementation of the 20-transfer rule and the abusive trading policy in August 2001. First, in January 2003, Hartford addressed market timing in the Access product by removing the international and global funds from the product, thereby reducing the opportunities for time-zone arbitrage. This resulted in an abatement of market timing activity in the Access product. Second, beginning in April 2002, Hartford began working with an outside vendor to apply “fair value” pricing to its HLS Funds. In May 2003, Hartford instituted fair value pricing for its international and global HLS Funds. This practice reduced the opportunities for stale pricing arbitrage in those funds.

48. Overall, market timing by Hartford variable annuity contract holders caused over $100 million dollars in lost profits to long-term investors. Meanwhile, Hartford profited from the M&E fees it collected from the timers as well as from the management fees it collected from every dollar invested in its own funds. The fees from the HIO fund alone amounted to more than $33 million between 1998 and 2003.

D. Hartford’s Investment in Millennium

49. In the late 1990’s or earlier, Hartford began to invest in hedge funds. In August, 1998, it invested in Ivy Defenders (“Ivy”), a “Fund of Funds” that collected a variety of hedge funds within one investment vehicle.

50. In 1999, representatives of the Hartford Life Strategy Group, the unit responsible for Hartford Life’s investment decisions,10 met with Israel Englander, General Partner of the hedge fund Millennium Partners, L.P. (“Millennium”), one of the larger funds affiliated with the Ivy Defender product. The meeting was set up as part of Hartford’s “due diligence” in connection with its investment in Ivy’s Fund of Funds and its future interest in individual hedge fund investing. One of the members of the Hartford Life Strategy group at the meeting knew about the Windsor litigation and that timing in Hartford’s variable funds was a problem.

51. On May 18, 2000, Millennium provided answers to a “request for investment management services information.” In the section on investment strategies and structures, “statistical timing” was described as follows:

Profit is derived from capitalizing on world and local events. Timing and the ability to capitalize on trading in time zones around the world are critical factors effecting returns in this area.

52. In June 2000, before the “due diligence” report on the Millennium investment was finalized, Hartford Life invested $15 million in Millennium USA, L.P.

53. The due diligence report on Millennium was finalized in September 2000. This report noted Millennium’s use of statistical timing as one of its investment strategies:

Statistical timing is similar to statistical arbitrage, but is focused on anomalies involving trading related securities in different time zones (e.g. Asia or Europe vs. US).

54. The Hartford Life Strategy Group recommended that Hartford Life increase its investment in Millennium to a total of $25 million. Accordingly, in September 2000, Hartford Life invested another $10 million.

55. On October 30, approximately one month after receiving Hartford’s second investment, Millennium submitted an application to purchase its first Hartford variable annuity contract. The owner was Straight Drive LLC, an entity that accompanying documents showed had been set up by Millennium. Although not identified as such in the application, the annuitant was Millennium’s general counsel.

56. On November 3, 2000, the approved contract was initially funded with $950,000, just below the $1 million “due diligence” trigger. Subsequent “payments” of $3.6 million were added in 2001.11

57. On December 12, 2000, less than six weeks after purchasing the variable annuity, Straight Drive exceeded the 12-transfers specified in the prospectus and continued to trade frequently for the next year. Straight Drive traded a total of 134 times averaging $1.2 million per trade for a transaction volume of almost $170 million.

58. In January 2001, members of the Hartford Life Strategy Group met with Millennium as part of their monitoring of Hartford Life’s investment. As the meeting was concluding, Englander asked whether he could be introduced to someone connected to Hartford’s mutual funds. Understanding Englander’s inquiry to be a request for an opportunity to market time Hartford funds, and knowing of Hartford’s problems with Windsor, a Hartford representative said, “No.”

59. Nevertheless, shortly thereafter, Millennium applied for two additional variable annuity contracts: one under the name “Jackson Drive LLC” and one in the name of “Hunterstone LLC.” The Jackson Drive application stated, “c/o Millennium.” In dealing with the applications, a Hartford employee made the notation that “Millennium Management is affiliated with Jackson Drive and Hunterstone.” The Jackson Drive annuity was funded and by year’s end had traded a total of 225 times, averaging $1.4 million per trade for a transaction volume of over $319 million. However, the Hunterstone application, seeking to invest $4 million, was rejected for “market timer issues.”

60. In February 2001, in advance of additional investments in Millennium, a second Millennium “due diligence” review was undertaken. Heavily relying on the prior due diligence report, a senior portfolio manager at HIMCO recommended that Hartford continue to invest in Millennium. On February 28, 2001, Hartford Fire Insurance Company (“Hartford Fire”) invested $15 million with Millennium, bringing Hartford’s total investment in Millennium to $40 million.

61. Millennium purchased one additional variable annuity before Hartford implemented its new policies in August 2001. In April 2001, Hartford set up the Hunterstone variable annuity account using the same paperwork that had been submitted with the earlier $4 million application. Within two months, after adding funds to its approved initial investment of $20,000, Hunterstone exceeded 12 transfers. By year’s end, Hunterstone had traded a total of 132 times averaging $1.3 million per trade for a transaction volume of over $168 million. Hartford began to apply its 20 transfer limitation and abusive trading policy to Millennium in August 2001.

62. Until withdrawing its funds in 2004, Hartford earned approximately $16 million from its investments with Millennium.

INSURANCE FACTS

A. Steering

63. Since at least the mid-1990s, Hartford has paid hundreds of millions of dollars in so-called “contingent commissions” to insurance brokers and independent agents (collectively “producers”12), including Marsh & McLennan Companies, Inc. (“Marsh”), Willis Group Holding Ltd. (“Willis”), Hilb, Rogal and Hobbs Company (“HRH”), Arthur J. Gallagher & Co. (“Gallagher”), and Acordia, Inc. (“Acordia”) as well as tens of thousands of smaller brokers and independent agents.

64. Hartford entered into a number of undisclosed contingent commission agreements and other undisclosed compensation agreements with producers, such as Marsh, Willis, HRH, Gallagher and Acordia. As a result of these arrangements, Producers steered insurance policies to Hartford to give Hartford new business it may not otherwise have won and to keep retention levels (that is, the percentage of customers who keep their insurer when a policy comes up for renewal) of existing Hartford policies above certain benchmarks. Producers purported to offer unbiased recommendations to their clients about the selection of insurers when, in many cases, the Producers’ recommendations were biased in favor of insurers who paid contingent commissions.

65. Under these agreements, when a Producer steered new business or helped Hartford retain its existing business at renewal time, Hartford paid the Producer higher contingent commissions. Examples of these arrangements are set out below:

(1) Acordia

66. Acordia is the sixth largest insurance broker in the world, and one of Hartford’s leading brokers. From the late 1990s to the present, Hartford and Acordia entered into a large number of compensation arrangements. Pursuant to these agreements, Hartford paid Acordia millions of dollars of contingent commissions in return for which Acordia steered thousands of consumers and small businesses to Hartford.

(a) Millennium Partnership

67. In 1999, Acordia initiated what it called the “Millennium Partnership Program” in order to “leverage our major [insurer] relationships in conjunction with our strategic initiative to electronically link ourselves to [insurers].” The program was designed to consolidate insurance business with a very small number of “Preferred Market Partners” by giving them “the inside track for future business development” in exchange for higher compensation. Hartford entered into a Millennium Partnership Agreement with Acordia, as did four other insurers – Chubb, Travelers, Royal SunAlliance, and Atlantic Mutual.

68. In 1999, Hartford advanced Acordia $330,000 in Millennium Partnership payments against future commissions. This advance gave Acordia a strong incentive to steer business to Hartford so that it could avoid repaying the money Hartford advanced. Acordia responded by making sure that Hartford’s business increased, regardless of what was in its clients’ best interests. As explained in an August 11, 1999 internal Acordia e-mail from Acordia’s Senior Vice President and Chief Marketing Officer, “the preference must at this time be given to ‘priority’ group [Hartford, Travelers, Chubb, Royal and Atlantic Mutual]. This means that we expect to see our overall business grow with these ‘priority’ companies.” Acordia’s Chief Marketing Officer went on to say: “At this time we are concentrating on the plans and initiatives put forward by our ‘priority’ markets to the exclusivity of all other markets [insurers].”

69. Acordia used the Millennium Partnership agreements to guide its decisions about where to place its customers’ business. In an October 1999 internal e-mail, a senior Acordia executive instructed: “Although the details of the [Millennium] agreements should be kept confidential, information should be shared with managers and others in your offices to the extent that it will help to maximize the incentive payments.”

70. As Hartford expected, Acordia responded to its Millennium Partnership agreements by making sure that the business of its Millennium Partners increased. As one senior executive put it in an internal Acordia e-mail: “Assign a target growth requirement to regions; [Have] [t]argets become part of office/regional management objectives; Discuss progress in Monthly CEO reports; and [Have] [q]uarterly monitoring or regions progress for national [Millennium] incentive ....” Acordia executed these plans, and monitored the progress of its regions monthly, and in some cases, weekly. Each region, in turn, gave regular reports at Acordia’s national Executive Marketing Group meetings and in frequent conference calls detailing how the regions and local offices were implementing the Millennium Partnership agreements and steering business to Millennium Partners.

71. Hartford renewed its Millennium agreement with Acordia in 2003 under terms similar to the original deal.

(b) Service Centers

72. Hartford and Acordia also misled their small commercial customers by setting up call-in “service centers” for Acordia clients with Hartford policies. When an Acordia customer with a Hartford policy called Acordia – the customer’s representative in the insurance marketplace – with a question about a policy, the customer was connected to Hartford’s service center, which answered the call without saying that it was not an Acordia office.

(c) Share Shifts

73. Hartford also became an Acordia partner on a series of other steering initiatives known as “Share Shifts,” meaning efforts to induce brokers or agents to steer large blocks of their clients to Hartford. Hartford identified Acordia as one of the brokers to focus on for share shifting purposes and, beginning in 2003, aggressively pursued strategies designed to double its share of Acordia’s business. In a “‘Share Shift’ Opportunity Discussion Document,” dated August 13, 2003, Hartford and Acordia stated what their goals were:

Hartford ... Desires to identify a select number of [brokers and independent] agents with which it can earn “market of choice” status in its chosen business segments. In return for commitments of breakthrough levels of profitable growth and rank / penetration improvement, Hartford will deploy resources (people, product, compensation) to improve ... results.

Acordia ... Desires to execute a Strategic Carrier consolidation under which it seeks to identify partner markets, migrate existing business and place a disproportionate share of new business with these carriers.

Together ... Acordia & Hartford endeavor to build interdependence, raise their profile with and importance to each other’s organization, and achieve significant improvement in business results over a 3 year period.

74. None of these “share shift” initiatives were disclosed to the customers whose accounts were moved to Hartford.

75. At a December 18, 2003 Acordia/Hartford Partnership meeting in Chicago, senior managers of Hartford and Acordia discussed a wide range of “Share Shift” initiatives. One such initiative was an effort to “cross-sell” Acordia insurance brokerage services to banking customers of Acordia’s corporate parent, Wells Fargo Bank. In reality, however, these customers had been pre-selected as candidates for Hartford’s insurance policies and were “funneled” to Hartford by their bank and insurance broker representatives.

76. Pursuant to the agreement, Acordia mined the database of Wells Fargo’s commercial banking customers and identified middle market companies that fit within Hartford’s “appetite” in four targeted industries – “Business Services,” “Technology,” “Communications/Media,” and “Law Firms.” Acordia, working with its corporate parent, Wells Fargo, then steered those select Wells Fargo middle market banking customers to Hartford for insurance.

77. Unbeknownst to those Wells Fargo banking customers, Hartford paid Acordia and Wells Fargo considerable contingent compensation for steering them to Hartford for their insurance. As a senior Acordia official explained in a June 13, 2003 e-mail: “With this middle market initiative [the Wells Fargo cross-sell] along with other activity, we should have a good chance of achieving a significant additional bonus from Hartford for the next two years.”

(d) The Atlantic Mutual Rollover

78. Hartford also entered into special, one-off deals with Acordia to steer entire books of business involving thousands of customers.

79. For example, after OneBeacon Insurance acquired Atlantic Mutual’s commercial insurance business in late 2003, a Hartford home office executive complained to Acordia that this business was now with a “non-Partner Market for Acordia,” and that “we’re hoping to see Acordia corporate take a proactive stance with local offices steering that business to [Partner Markets] like Hartford.” The Hartford executive explained that, “We previously had identified Atlantic with you as a ‘vulnerable company’ for purposes of the consolidation piece of our joint ‘share shift’ plan.”

80. The same Hartford executive went on to ask the Acordia home office executive to contact Acordia offices with significant Atlantic Mutual business to reinforce “the need to migrate to [Partner Markets], quantifying the benefit of doing so with the Atlantic Mutual book, and directing them to favor Hartford with first and last look.” Hartford also outlined how Acordia should communicate to those offices: “[local offices] could earn an additional $1m[illion] in local and national bonuses (including our new Partnership Bonus) by moving even 1/2 of our [Atlantic Mutual] book [to Hartford].” Acordia sent out Hartford’s requested message.

(2) HRH

81. HRH is the seventh largest insurance brokerage and independent agency in the United States and one of Hartford’s leading brokers.

(a) Service Centers

82. Hartford and HRH misled their customers through a “Select Customer Insurance Center” run by Hartford in HRH’s name. HRH customers received an initial “Welcome Letter” from HRH, on HRH letterhead, telling them about “our Customer Service Center.” These customers later received a second Welcome Letter from Hartford on joint Hartford and HRH letterhead inviting them to contact the HRH Select Customer Insurance Center with questions about their insurance coverage. When these HRH personal lines and small business customers called the service center, Hartford answered the phone “HRH Select Customer Insurance Center,” without indicating that the center was actually owned and operated by Hartford and staffed by Hartford employees. Thus, if customers called with a question on their policy coverage or with some other concern about their insurance, they would not be speaking with their so-called “independent” insurance agent or broker but with a Hartford employee.

(b) “Consolidation”

83. In 1997, HRH initiated a “Carrier Consolidation Initiative.” The initiative was designed to “leverage” HRH’s ability to steer business to preferred insurers in exchange for more lucrative contingent compensation from those insurers. HRH initially focused its attention for the Carrier Consolidation Initiative on Hartford, with which it entered into a Select Customer Carrier Consolidation agreement in August 1997. Beginning about a year later, HRH entered into comparable agreements with Travelers and CNA. These companies together came to be known within HRH as the “Big 3.” The consolidation effort was sometimes referred to as “de-marketing.”

84. Senior Hartford executives met with HRH representatives in July of 1998 to negotiate the terms of an expanded “consolidation” agreement with HRH. On July 22, 1998, HRH Chief Executive Officer Andrew Rogal stated in an internal memorandum that HRH had reached an “agreement in principle” with the “Big 3” to enter into national override agreements in order to steer selected personal and small business insurance to those insurers.

85. Once the agreements were signed, HRH began to systematically identify customers whose business could be switched to Hartford and the other members of the “Big 3.” On July 26, 1998, the Carrier Consolidation Implementation Task Force (“CCITF”), a group of four senior HRH officials appointed by Mr. Rogal to oversee and enforce the consolidation of business to the “Big 3,” wrote all HRH local presidents: “In order to capitalize on this revenue generating opportunity for HRH, we must keep this process moving with all deliberate speed. The incentive agreements have been signed and it is now incumbent upon all of us to prove that our trading partners have chosen the right partner. This endeavor requires commitment on everyone’s part.” The CCITF then attached a detailed form requiring each HRH office to list what existing customer accounts, by line of business (personal, small and medium commercial), they would move to the “Big 3.” The form ended with the question: “What % of your book [of business] could be moved to each of our trading partners? CNA      %, Travelers      %, Hartford      %.” Two days later, the CCITF followed up with a list of 29 insurers from which business should be steered.

86. Hartford dedicated a full time employee to the job of “consolidating” HRH’s small business insurance customers with Hartford. Sales representatives from the “Big 3” visited each HRH office to help smooth implementation of the plan and determine which non-preferred insurers’ books of business would be “book rolled” wholesale to one of the “Big 3” carriers.

87. Hartford worked actively with HRH to divide up HRH’s small and middle market clients. In a September 25, 1998 letter to all of Hartford’s Regional Vice Presidents, Hartford’s Director of Broker Strategy and Management wrote:

We are pleased to announce that The Hartford has been selected as one of the three National partner Carriers in conjunction with HRH Insurance’s new strategic direction for Commercial and Property Lines business. ... In exchange for a significant premium commitment over the next several years, an enhanced Incentive Bonus Agreement has been developed to reward [HRH]. ... [HRH’s] focus on the movement of business to their trading partners will commence immediately. ... We are positioned to be the lead market for Select (small commercial) Customer Business. [HRH’s] agencies have been instructed to begin moving all accounts generating $1,000 in revenue and below to [Hartford]. In various locations, this threshold may be increased to the $2,000 revenue level, and this should be validated on a local basis. It has been communicated that the only exceptions to this rule are accounts generating between $500-$1,000 in revenue that are currently placed with Travelers and CNA. Their agencies are fully aware of the increased limit and their Regional Coordinators will be responsible for the movement of this business.

To kick off the program, Hartford even advanced HRH $709,000 against commissions on 1997 and 1998 premiums from business that HRH had agreed to steer toward Hartford.

88. Hartford understood that no Select accounts would be switched from one carrier to another among the “Big 3” and that HRH would offer available business to only one “Big 3” carrier at a time.

89. After the agreements were signed and the imperatives from HRH’s management were delivered, HRH’s local offices worked to steer business to the “Big 3.” HRH’s Washington, D.C. office wrote that they “had already spoken to the local representatives of the Big Three” and were in the process of “moving the vast majority of accounts that are under $2,000 and lower in revenue to ... Hartford .... Of course, any accounts currently with Travelers or CNA will remain where they are.” HRH’s Northern California office wrote “we have ... reached the zenith of any account roll-overs into [Hartford Service Center], they have literally looked at every single account we have in [small commercial], and written every one that they could.”

90. Hartford’s Carrier Consolidation agreements with HRH were strictly confidential. HRH clients who were shifted to Hartford were told nothing about the true reasons behind the switch. In fact, HRH’s so-called “Best Practices” manual for Personal Lines insurance that it distributed to all of its local offices, included a form letter for HRH agents to send to clients whose accounts were being switched to Hartford. The suggested letter closed with the following language: “We would like you to feel comfortable with this change and are confident that it is in your best interest.” Neither Hartford nor HRH informed their clients about the special incentives HRH received for moving their policies to Hartford.

91. The Carrier Consolidation Agreement between Hartford and HRH continued until the end of 2004, when HRH terminated the arrangement in response to the investigations commenced by the Attorney General and the Superintendent of Insurance. In terminating its agreement with Hartford in December 2004, HRH wrote that “we were prepared to renew our current deal” and “certainly liked the arrangement,” but given the ongoing investigations, “we do not need exceptions to the standard profit-sharing plans that we have in place with most carriers.” Before terminating the agreement, however, HRH asked Hartford for “immediate payments for the months of October and November 2004 under the current ... agreement.” Hartford made the payment as requested.

(3) Gallagher

92. Gallagher is the world’s fourth largest insurance brokerage, and another of Hartford’s leading brokers. Hartford entered into a number of contingent commission agreements with Gallagher, and Gallagher responded by steering clients to Hartford.

93. On February 14, 2003, the Chief Executive Officer of Gallagher, Patrick Gallagher, along with Gallagher’s Chicagoland Regional Manager, and all retail brokerage regional managers, received a memorandum which described the $1.8 million “bonus” check Hartford paid under its contingent commission agreement for 2002. Consistent with Gallagher’s policy to place business with insurers offering lucrative contingent commission, the memo advised all recipients to continue to send business to Hartford: “The same plan is in place for 2003 and we need to get our branches to take advantage and work more closely with Hartford. We have a strong relationship at the top and they want to grow with us.”

94. In December 2003, a senior Gallagher executive sent an e-mail to all branch and regional managers urging them to “pump” business into seven favored insurers, including Hartford:

With year-end approaching, it is our last chance to pump additional premium volume into these markets so that it is included in the 2003 contingent income calculation. Some of the more lucrative incentive programs are in place with these companies

1. Crum & Forster (National)

2. Hartford (National)

3. St. Paul (Local)

4. CNA (Local)

5. Chubb (Local)

6. Travelers (Local)

7. Wausau (National)

Any opportunity which you or your staff have to support these markets, either through renewal retention or new business, will help generate additional revenue for [Gallagher].

(emphasis supplied).

(4) Willis

95. Willis is the world’s third largest insurance broker. As noted above, Willis was one of Hartford’s “share shift” brokers.

96. Willis also made efforts to steer clients to Hartford. In a September 2003 internal report, Willis stated, “Marketing centers are reviewing contingent, bonus and override plans to maximize all agreements during the fourth quarter. Special attention is being given to St. Paul, Chubb, Liberty Mutual, Hartford and Crum & Forster due to special [contingent compensation] agreements.” (emphasis supplied). The following month, Willis put together a revenue growth strategy focused on contingent compensation. One of the “Key Objectives” in the strategy was to “[m]aximize premium volume flow to key carriers with the most attractive contingent income arrangements.” Willis implemented its strategy through e-mails and other communications from senior management exhorting its personnel to “feed our biggest contingency players, Hartford, St. Paul, Chubb and Liberty Mutual.” (emphasis supplied). In November 2003, the Willis Regional Marketing Officer for the West Coast sent an “urgent” e-mail to his marketing team saying: “Where possible drive ALL of our new and renewal business to our strategic partners who are paying Willis added incentives for year end growth results.” (emphasis in original). And in an October 17, 2003 e-mail to Willis’ Regional Marketing Officers, entitled “Contingent Income Push,” a senior Willis executive said: “I need you to drive this initiative – I want to see you directing the flow of business to [Hartford and the other insurers with whom Willis had contingent revenue agreements].”

B. Hartford’s Fictitious Quoting and Other Misconduct

97. Beginning in 2001, certain Hartford underwriters in different lines of business at different Hartford offices knowingly provided fictitious and intentionally losing quotes (“fictitious quotes”13) to Marsh in exchange for Marsh providing favorable consideration on other insurance business. These fictitious quotes were passed on to small and medium sized businesses purchasing insurance through Marsh and were intended to give Marsh’s clients the false impression that the bids of the insurers that Marsh favored were the best available.

(1) Fictitious Quoting in Small Business Insurance

98. In July 2003, Hartford became a “partner market” in Marsh’s so-called “Advantage America,” a special program for small commercial property and casualty business accounts with annual premiums up to around $150,000. Partner status meant Hartford agreed to pay contingent commissions to Marsh for this class of business. As part of its “Advantage America” program, Marsh sought to centralize its nationwide small business insurance placement through one office in Tampa, Florida. Hartford maintained an office nearby in Lake Mary, Florida.

99. On multiple occasions during 2003 and 2004, a middle market underwriter in Hartford’s Lake Mary office knowingly provided quotes to Marsh at Marsh’s request. The Hartford underwriter knew that Marsh used these quotes to make the quotes of other of Marsh’s favored insurers look more attractive to clients.

100. Beginning in or about July 2003 and continuing until approximately June 2004, Marsh approached this middle market underwriter in Hartford’s Lake Mary office approximately once a month and asked him to provide fictitious quotes for Marsh’s small business clients. Sometimes, when asking for a fictitious quote, Marsh provided Hartford the quotes of other insurers. At other times, Marsh asked Hartford to provide a quote at a particular dollar amount that Hartford understood to be higher than the other quotes provided. Marsh’s requests were sometimes accompanied by an assurance that Hartford would not get the business in question. The Hartford middle market underwriter provided the fictitious quotes as requested.

101. Further, when a new business underwriter in Hartford’s Lake Mary office met with Marsh upon arriving in his new position in July 2004, his Marsh counterpart explained that Marsh sometimes asked for a quote on an account where Hartford was not competitive and even when Marsh did not want Hartford to get the business. The Marsh broker then asked the new business underwriter if he would be willing to provide fictitious quotes in such situations. He replied that he would and, upon Marsh’s subsequent request provided one fictitious quote.

102. In return for providing these fictitious quotes, Hartford expected to receive favorable treatment from Marsh on other insurance business.

(2) Fictitious Quoting in Middle Market Business Insurance

103. Hartford also provided fictitious quotes to Marsh in middle market insurance, which includes policies with annual premiums up to $1 million. Beginning in 2001 and continuing until approximately 2004, two underwriters in Hartford’s Los Angeles office repeatedly provided fictitious quotes at Marsh’s request to Marsh’s Los Angeles area “Global Broking” office.

104. One of the Hartford underwriters providing Marsh with fictitious quotes was responsible for maintaining the Marsh relationship in Southern California and handled middle market business clients with $100,000 to $1 million in annual written premium. Ninety-five percent of the business she wrote was placed through Marsh. Another Senior Hartford underwriter providing fictitious quotes to Marsh handled larger clients with minimum annual premiums of $1 million.

105. On some occasions, Marsh told Hartford what other insurers had quoted and asked Hartford to provide a “throw-away quote” which the Hartford underwriter understood to mean a fictitious quote. In response, the Hartford underwriter provided indications at prices higher than those quoted by other insurers.

106. On other occasions, when Hartford had declined to quote a submission, Marsh asked the same Hartford underwriter to give Marsh a fictitious quote as a favor after assuring Hartford that it would not get the business. Marsh explained that it needed Hartford’s fictitious quotes for “spreadsheets,” that it subsequently would provide to its clients. Marsh then told the Hartford underwriter what the other insurers’ quotes were. The Hartford underwriter understood that the quotes on the Marsh spreadsheet were provided by Marsh to its customer in order to falsely demonstrate that Marsh had approached multiple insurers to obtain competing bids.

107. Occasionally, Marsh told the Hartford Underwriter exactly what price it needed for the fictitious quote, and the Hartford underwriter provided the quote at the specified price. The same Hartford underwriter sometimes further assisted Marsh’s efforts to make other insurers’ quotes look attractive by providing a note or e-mail that complimented the Marsh broker on having made such a good deal with another insurer whose price Hartford could not meet. In fact, Hartford had not made any effort to compete with the winning insurer.

108. The same underwriter thought that Hartford would get the benefit of fictitious quotes supplied by others. On at least one occasion, the Hartford underwriter asked Marsh to procure a fictitious quote from another insurer that was intended to provide Hartford protection from competition and to secure Hartford the premium it sought on that particular account, although that effort did not meet with success and Hartford did not win the account. On April 2, 2003, the Hartford underwriter wrote to another Hartford employee:

Quote delivered on the WC [workers’ compensation] on Rand this afternoon to [Marsh]. I’ve asked [Marsh] to make sure that when that AIG quote comes in that it be $900,000+. He’ll do what he can. He knows who his partners are, and wants to bring this to us.

Later the same day, the Hartford underwriter wrote again:

The more I think about this one, I think that [senior Hartford employee] should give a return call to [Marsh] and tell him that the Hartford has delivered, and that we now expect Marsh (our partners) to deliver an order.

109. Beginning in 2002, another senior Hartford underwriter also provided fictitious quotes to Marsh. Marsh typically sent this senior Hartford underwriter only the first page of a submission, omitting data that an underwriter would need to see in order to properly evaluate the risk before providing a legitimate quote. In these instances, Marsh told the senior Hartford underwriter that it needed a quote from Hartford, even though it knew Hartford wasn’t competitive and had no hope of writing the business.

110. On several occasions, Marsh specifically requested that Hartford put in a quote 20% higher than the incumbent’s. Marsh explained to the senior Hartford underwriter that they had been asked by the client to test the market to ensure that the client’s deal was a good one, and that Marsh wanted to represent to the client that they had done so. At times, Marsh suggested a specific dollar amount to the senior Hartford underwriter to which he would agree.

(3) Fictitious Quoting in Layered Coverage

111. Clients often purchase insurance coverage in layers, either because no single insurer will insure the entire risk or because it would not be cost-effective for the client to purchase all its needed coverage from a single insurer. The first of these layers is known as the primary layer, and the subsequent layers are known as excess layers. The client’s broker or independent agent evaluates how to best split the coverage, seeks quotes for each of the layers, and assembles and presents options to the client.

112. At the request of Marsh and other brokers, Hartford provided fictitious quotes on primary insurance layers in exchange for favorable consideration by Marsh on excess layers.

113. For example, in a May 7, 2004 e-mail, an executive underwriter in the Employer Practices Department of Hartford Financial Products in New York City, wrote to her supervisor about a particular account: “[Marsh] has asked us just to ballpark the primary (non-competitively), and [Marsh] will let us take a look at the excess.” Hartford subsequently quoted, but did not win, the excess layer on this account.

114. On April 30, 2004, an underwriting manager in the Employer Practices Group of Hartford Financial Services in New York City, e-mailed his supervisor, reporting that the broker, Carpenter Moore Insurance Services, Inc. (“Carpenter Moore”), “is not moving the primary but asked if he could put out a number of 475,000 – as a ballpark only for us. This would position us on the excess. Axis [another Insurer] was not asked to throw out a primary number.” Later, the same underwriting manager wrote:

I spoke to [Carpenter Moore] ... he said he has no intention of moving it. He was merely looking to show us in a good light when it comes to the excess. He is looking for a number that he can put out there to make us look good, but with no intention of ever binding. In fact, he was only looking for me to verbally okay that 475 number so he had something to tell them. He doesn’t even want it in writing. He has no intention of moving this from Zurich.

The supervisor then asked the Hartford underwriting manager to contact Zurich, the incumbent insurer on the primary layer, and “assure them that we have no intention of quoting the primary.” Hartford did not win the primary or excess layer for this account.

(4) Hartford Life

115. A Hartford Life underwriter in Hartford’s Alpharetta, Georgia office, regularly provided fictitious quotes to Reuben Warner Associates, Inc. (“Warner”), a large Staten Island, New York general agent that sells among other lines, employee travel business and accidental death and dismemberment insurance. Warner brokers approached the Hartford underwriter by telephone, described the client, stated their belief that Hartford would not be competitive on, or would not want, the business, then asked whether they could put Hartford on the spreadsheet for a specified premium. At times, the Warner broker acknowledged that the specified premium was higher than the premiums quoted by Hartford’s competitors. The Hartford underwriter complied with these requests, occasionally increasing the quote because she didn’t want to take a chance on writing an account that Hartford did not want. The Hartford underwriter understood that the Warner brokers provided Hartford’s fictitious quote to Warner’s clients to create a false impression of competition for the client’s business.

(5) Book Roll Agreement with Marsh

116. In September 2003, Hartford and Marsh agreed to “roll” an entire group of accounts to Hartford. Marsh had previously sought to roll this group of accounts (consisting of thousands of trusting customers) written by Royal & SunAlliance to Travelers, but Travelers and Marsh had been unable to agree on terms. Marsh wanted to move the Royal book as a unit so that it would not have to individually market each account. Hartford stepped in to take over the Royal book, but demanded in return that Marsh not seek competing quotes for the accounts when they came up for renewal unless the client specifically requested. Hartford and Marsh also discussed that when the client did request competing quotes, Marsh would give Hartford a last chance to retain the account, and Marsh would not present the client any quotes that were within 10% of Hartford’s quote, although this proposed term was never agreed to or implemented.

117. Later, when one of these accounts came up for renewal, Hartford obtained a specific pledge from Marsh not to market the account. When, in spite of this understanding, Marsh did market the account, Hartford was outraged. In a June 16, 2004 e-mail, an underwriting supervisor in Hartford’s Lake Mary office, wrote to his colleague: “[T]his is almost unbelievable. [Marsh] gave me a commitment he would cease the marketing effort on this account. This partnership is increasingly unilateral.”

118. Based on these findings, the Attorneys General and the Superintendent allege that Hartford unlawfully deceived policyholders and variable annuity contract holders by: (a) failing to prevent hedge funds and other entities from market timing its variable annuities sold as retirement products and failing to disclose this conduct to its variable annuity contract holders (b) participating in schemes to steer insurance business; and (c) providing fictitious insurance quotes to Marsh and other Producers on small and middle market insurance products. Hartford has been and is continuing to cooperate with the Attorneys General and the Superintendent.

119. In the wake of the Attorneys General Investigations and the Superintendent Investigation, Hartford has adopted and, under this Assurance of Discontinuance (the “Assurance”) and corresponding Stipulation with the Superintendent (the “Stipulation”), will continue to implement a number of business reforms governing the conduct of Hartford’s employees. By entering into this Assurance, the Attorneys General resolve all issues uncovered to date in the Attorneys General Investigations.

120. The Attorneys General find the relief and agreements contained in this Assurance appropriate and in the public interest. The Attorney General of New York is willing to accept this Assurance pursuant to Executive Law § 63(15), in lieu of commencing a statutory proceeding. The Attorney General of Connecticut is willing to accept the Assurance in lieu of commencing a statutory proceeding under Conn. Gen. Stat. §§ 35-32 and 42-110m. The Attorney General of Illinois is willing to accept the Assurance in lieu of commencing a statutory proceeding under 740 ILCS 10/1 et seq. and 815 ILCS 505/1 et seq.

121. The Superintendent and Hartford will, simultaneously with the signing of the Assurance, enter into a Stipulation to resolve all issues uncovered to date in the Superintendent Investigation.

122. This Assurance is entered into solely for the purpose of resolving the Attorneys General Investigations, and is not intended to be used for any other purpose.

123. Without admitting or denying any of the above allegations, Hartford is entering into this Assurance and the Stipulation.

124. NOW THEREFORE, the Attorneys General and Hartford hereby enter into this Assurance with a statement of apology attached as Exhibit 1, and agree as follows:

MONETARY REMEDIES
Variable Annuity Market Timing Remedy

125. Within 30 days of the date of this Assurance, Hartford shall pay $84 million into a fund (the “Investor Fund”) to be paid to purchasers of Hartford’s variable annuity contracts who were impacted by the types of conduct described herein or, in appropriate circumstances, with the New York Attorney General’s approval, to the mutual funds that were impacted by the types of conduct described herein and are deemed eligible for payments (“Eligible Investors”). No portion of the Investor Fund shall be considered a fine or a penalty.

126. Pending distribution to Eligible Investors, the Investor Fund shall be invested in a designated money market fund subject to the prior approval of the New York Attorney General.

127. Within 30 days of the date of this Assurance, in consultation with the New York Attorney General, Hartford will retain, pay for, and enter into an agreement with an independent consultant acceptable to the New York Attorney General (the “Distribution Consultant”) to develop a plan for the distribution of the Investor Fund and any interest and earnings thereon to Eligible Investors (the “Distribution Plan”), in accordance with a methodology developed in consultation with Hartford and acceptable to the New York Attorney General.

128. Hartford shall require that the Distribution Consultant submit the Distribution Plan to Hartford and the New York Attorney General no more than four months after the date of the execution of this Assurance. The Distribution Plan shall be binding unless, within 30 days after receipt of the Distribution Plan, Hartford or the New York Attorney General submit to the Distribution Consultant a written objection, with reasons therefor, as to any determination or calculation in the Distribution Plan. With respect to any such objection, the parties shall attempt in good faith to reach an agreement within 30 days. In the event that Hartford and the New York Attorney General are unable to agree on an alternative determination or calculation, the Distribution Plan shall be binding. Following final resolution of the Distribution Plan, Hartford shall take all necessary and appropriate steps to implement the final Distribution Plan in an expeditious manner.

129. No later than 180 days from the finalization of the Distribution Plan, Hartford shall certify in writing to the New York Attorney General when the Distribution Plan has been implemented and completed.

130. Nothing in any agreement between Hartford and the Distribution Consultant shall be inconsistent with the terms of this Assurance, nor shall any such agreement relieve Hartford of any obligation under this Assurance, unless any such agreement has been approved by the New York Attorney General in accordance with Paragraph 127 above. The New York Attorney General shall have the right to object and strike any term of the agreement(s) between Hartford and the Distribution Consultant should the Attorney General find that the term is inconsistent with this Assurance.

131. In no event shall any of the Investor Fund, or any investment income, revenue, or proceeds earned thereon, be used by any person or entity to compensate or pay the costs incurred by the Distribution Consultant, or for any other purpose except providing payment to Eligible Investors.

Fictitious Quoting Remedy

132. Within 30 days of the date of this Assurance, Hartford shall pay $5 million into a fund (the “Policyholder Fund”) to be paid to Hartford policyholders that purchased or renewed Hartford small and middle market insurance policies through Hartford’s Lake Mary, Florida office or Los Angeles, California office during the period from January 1, 2001 through September 30, 2004 where Marsh Advantage America or Marsh Global Broking acted as the Producer for such purchase or renewal (the “Eligible Policyholders”). All of the money paid into the Policyholder Fund and any investment or interest income earned thereon shall be paid to Eligible Policyholders pursuant to this Assurance. No portion of the Policyholder Fund shall be considered a fine or a penalty.

133. The Policyholder Fund shall be invested in a designated money market fund subject to the prior approval of the Attorneys General.

134. Hartford shall (a) by September 17, 2007 calculate the amount of money each of the Eligible Policyholders paid for Hartford insurance placed by Hartford with inception or renewal dates during the period from January 1, 2001 through September 30, 2004 (the “Eligible Policies”); (b) within ten days of completing these calculations, file a report with the Attorneys General and the Superintendent, certified by an officer of Hartford, setting forth: (i) each Eligible Policyholder’s name and address; (ii) the Eligible Policyholder’s Eligible Policy(ies) purchased or renewed and policy number(s); (iii) the amount the Eligible Policyholder paid in premiums for each such policy; and (iv) the amount each policyholder is eligible to receive which shall equal each policyholder’s pro rata share of the Policyholder Fund as calculated by multiplying the amount in the Policyholder Fund by the ratio of the policyholder’s gross written premium for Eligible Policies for the period from January 1, 2001 through September 30, 2004, divided by the total gross written premium for all Eligible Policies; and (c) by October 1, 2007, send a notice to each Eligible Policyholder, setting forth items (ii) through (iv), above, and stating that the amount paid may increase if there is less than full participation by Eligible Policyholders in the Policyholder Fund (the “Policyholder Notice”). The form of the Policyholder Notice shall be subject to the prior approval of the Attorneys General.

135. Eligible Policyholders that receive a Policyholder Notice and who voluntarily elect to receive a cash distribution (the “Participating Policyholders”) shall tender a release in the form attached hereto as Exhibit 2 on or before March 31, 2008.

136. On or before May 15, 2008, Hartford shall pay each Participating Policyholder the amount that that Participating Policyholder is eligible to receive from the Policyholder Fund as set forth in paragraph 134 (b)(iv) above, and any interest or investment income earned thereon.

137. On or before May 30, 2008, Hartford shall file an interim report with the Attorneys General and the Superintendent, certified by an officer of Hartford, listing all amounts paid from the Policyholder Fund.

138. In the event that any Eligible Policyholder elects not to participate or otherwise does not respond to the Policyholder Notice (the “Non-Participating Policyholders”), the amount that such policyholder was eligible to receive from the Policyholder Fund as set forth in paragraph 134(b)(iv) may be used by Hartford to satisfy any pending or other claims asserted by policyholders relating to the steering and fictitious quoting allegations set forth in this Assurance, provided that in no event shall a distribution be made from the Policyholder Fund to any other policyholder until all Participating Policyholders have been paid the full aggregate amount set forth in paragraph 134(b)(iv) above, and any interest or investment income earned thereon; nor shall the total payments from the Policyholder Fund to any Non-Participating Policyholder exceed 80% of the amount that Non-Participating Policyholder was originally eligible to receive as set forth in paragraph 134(b)(iv).

139. If any money remains in the Policyholder Fund as of November 14, 2008 any such funds shall be distributed by December 15, 2008 on a pro rata basis to the Participating Policyholders.

140. In no event shall any of the money in the Policyholder Fund or the investment or interest income earned thereon be used to pay or considered in the calculation of attorneys fees.

141. In no event shall any of the money in the Policyholder Fund or the investment or interest income earned thereon be used to pay or considered in the calculation of commissions, administrative or other fees to Hartford.

142. On or before January 15, 2009, Hartford shall file a report with the Attorneys General and the Superintendent, certified by an officer of Hartford, listing all amounts paid from the Policyholder Fund.

Fine or Penalty

143. Within 30 days of the date of this Assurance, Hartford shall pay $26 million as a fine or penalty of which a $20 million fine will be paid by wire transfer to the State of New York, a $3 million payment will be made in accordance with 815 ILCS 505/7(d) by wire transfer to the State of Illinois and a $3 million penalty will be paid by wire transfer to the State of Connecticut. Each Attorney General shall provide issuing instructions with respect to the payments. These fines, payments and penalties are imposed for all of the improper conduct described in this Assurance and the Stipulation.

PROPERTY AND CASUALTY BUSINESS REFORMS

144. Within 60 days of the date of this Assurance (or such other date as specified below), Hartford shall undertake the following business reforms in all of Hartford’s property and casualty lines for any offices situated and issuing policies in the United States or its territories. These reforms shall not be construed to apply to any business or operations involving group and individual: (1) fixed and variable life insurance, (2) fixed and variable, immediate and deferred annuities, (3) accidental death and dismemberment insurance, (4) short and long term disability insurance, (5) long-term care insurance, (6) accident and health insurance, including vision and dental insurance, (7) credit insurance, (8) involuntary unemployment insurance, (9) guaranteed investment contracts, and (10) funding agreements. Hartford will not undertake any transaction for the purpose of circumventing the prohibitions contained in this Assurance.

145. For purposes of this Assurance, Compensation shall mean anything of material value given to a Producer including, but not limited to, money, credits, loans, forgiveness of principal or interest, vacations, prizes, gifts or the payment of employee salaries or expenses, provided that Compensation shall not mean customary, non-excessive meals and entertainment expenses. Hartford shall develop and implement policies for its employees explaining the provisions of this paragraph as part of the standards described in paragraph 158 below. Prior to October 10, 2007, Hartford shall submit to the Attorneys General and the Superintendent a draft of the intended policies.

146. For purposes of this Assurance, Contingent Compensation is any Compensation contingent upon any Producer: (a) placing a particular number of policies or dollar value of premium with Hartford; (b) achieving a particular level of growth in the number of policies placed or dollar value of premium with Hartford; (c) meeting a particular rate of retention or renewal of policies in force with Hartford; (d) placing or keeping sufficient insurance business with Hartford to achieve a particular loss ratio or any other measure of profitability; (e) providing preferential treatment to Hartford in the placement process, including but not limited to giving Hartford last looks, first looks, rights of first refusal, or limiting the number of quotes sought from insurers for insurance placement; or (f) obtaining anything else of material value for Hartford. This definition does not include Compensation paid to employees of Hartford or to their Producers that are captive or are exclusive to Hartford with respect to a specific line or product that is clearly and conspicuously identified in marketing materials as Hartford’s line or product. A fixed commission paid to a Producer, set prior to the sale of a particular insurance product, and that may be based on, among other things, the prior year’s performance of the Producer, shall not be considered Contingent Compensation. Accordingly, this Assurance does not prohibit Hartford from (i) determining, by Producer, the amount, manner and frequency of such fixed commission payments; (ii) committing in advance, contractually or otherwise, to pay a higher fixed commission set prior to the sale of a particular insurance product on business produced after a specified time period, if a Producer achieves certain performance metrics during the specified time period; (iii) measuring and assessing a Producer’s performance during the specified time period; (iv) communicating with the Producer, during the specified time period, regarding its performance against those metrics; or (v) paying such fixed commissions set prior to the sale of a particular insurance product in cash or in kind to a Producer based on the Producer’s past performance.

147. Compensation Disclosure. Beginning six months from the date of this Assurance, Hartford shall send a notice accompanying each insured’s policy, stating that the insured can review and obtain information relating to Hartford’s practices and policies regarding Compensation on either a website or from a toll-free telephone number. The information on the website or available through the toll-free number shall be sufficient to inform insureds of the nature and range of Compensation, by insurance product, paid by Hartford. No later than four months from the date of this Assurance, Hartford shall submit to the Attorneys General the proposed format and content of the notice, website and the information available via the toll-free telephone number described in this paragraph. The form and content of the notice, website and information available via the toll-free telephone number shall be subject to the prior approval of the Attorneys General. Hartford shall commence posting the website and operation of the toll-free telephone number no later than six months after the date of this Assurance.

148. Except as set forth in paragraphs 152-155 below, in connection with its issuance, renewal or servicing of insurance policies through a Producer, Hartford shall pay as Compensation only a specific dollar amount or percentage commission on the premium set at the time of each purchase, renewal, placement or servicing of a particular insurance policy.

149. Prohibition on Pay-to-Play. Hartford shall not offer to pay or pay, directly or indirectly, any Producer any Compensation, other than a fixed commission set prior to the sale of a particular insurance product, as a precondition to a producer’s willingness to sell Hartford insurance products to the producer’s clients.

150. Prohibition on Bid Rigging. Hartford shall not directly or indirectly knowingly offer or provide to any Producer any false, fictitious, artificial, ‘B’ or “throw away” quote or indication. Nothing herein shall preclude Hartford from offering to provide or providing any bona fide quote or indication.

151. Prohibition on Leveraging. Hartford shall not make any promise or commitment to use any Producer’s brokerage, agency, producing or consulting services, including reinsurance brokerage, agency or producing services, contingent upon any of the factors listed in paragraph 146(a) - (f) above.

152. Additional Limitations on Contingent Compensation. Within 30 days of receipt of a notice from any of the Attorneys General that the Attorneys General have made a determination, based on market share information available from the National Association of Insurance Commissioners (“NAIC”) or A.M. Best Company (or another agreed upon third-party source of market share data if such data is not available from NAIC or A.M. Best for a given insurance line (or product/segment)), that (a) insurers who do not pay Contingent Compensation in a given insurance line (or product/segment) including but not limited to direct writers and insurers that employ only captive agents in the given insurance line (or product/segment) and (b) insurers who have signed Agreements or Assurances with the Attorney General of New York or agreements with other Attorneys General containing this paragraph as applied to them, together represent more than 65% of the national gross written premiums in the given insurance line (or product/segment) in the calendar year for which market share data is most recently available (the “Notice”), Hartford shall stop paying Contingent Compensation for such insurance line (or product/segment) beginning on January 1 of the next calendar year following the date of the Notice. If, in any given calendar year after the date of the Notice described above, the market share used in the Notice falls below 60%, Hartford shall notify the Attorneys General of the change. If, within 60 days, the Attorneys General do not object to Hartford’s determination that the market share used in the Notice is below 60%, any prohibition on Contingent Compensation described in the Notice shall cease. If any of the Attorneys General do object to Hartford’s determination, the Attorney General shall set forth the reasons for such objections in a written notice to Hartford within 60 days of Hartford’s notification to the Attorneys General. Resort to court action to resolve a dispute related to the determination of market share or the determination that a given insurer does not pay Contingent Compensation under this paragraph shall not be deemed a violation of this Assurance.

153. Except as provided in paragraph 155 below, in any insurance line or product in which Hartford paid Contingent Compensation for the 2004 calendar year or any part thereof, Hartford may continue to pay Contingent Compensation until the receipt of a Notice from the Attorneys General that the conditions described in paragraph 152 above have been met. Following receipt of a Notice, Hartford may continue to pay any Contingent Compensation accrued or accruing until the end of the calendar year. In no event shall any provisions in paragraphs 152, 153 and 154 be construed to require Hartford to take any action that would cause Hartford to be in breach of an agreement that is in force as of the date of this Assurance.

154. Hartford agrees not to commence the paying of Contingent Compensation in any insurance line (or product/segment) in which it did not pay Contingent Compensation for the 2004 calendar year or any part thereof and where the Attorneys General have sent a Notice pursuant to paragraph 152 above. In the event that Hartford intends to enter into any agreement potentially obligating it to make Contingent Compensation payments for any insurance line (or product/segment) in which it did not pay Contingent Compensation for the 2004 calendar year or any part thereof, Hartford agrees to give the Attorneys General written notice and a copy of the intended agreement at least 60 days prior to the execution of any such agreement.

155. Hartford agrees to stop paying Contingent Compensation for the following lines on or before October 1, 2007 as if the Attorneys General had provided the Notice described in paragraph 152: Homeowners Multi Peril; Private Passenger Automobile Physical Damage; Private Passenger Automobile No-Fault; Other Private Passenger Automobile Liability; Boiler and Machinery; and Financial Guaranty. In no event shall any provision in this paragraph be construed to require Hartford to take any action that would cause Hartford to terminate or be in breach of an agreement that is in force as of October 1, 2007.

156. Controls on “Book Rolls.” Hartford shall not enter any agreement or arrangement to transfer 25 or more insurance policies from an insurer unless the agreement or arrangement provides for giving written notice to affected insureds of (a) the reason for the transfer of the policy, including any Compensation paid to the Producer related to the transfer; and (b) a statement that the insured can review and obtain information relating to Hartford’s practices and policies regarding Compensation on either a website or from a toll-free telephone number.

157. Controls on Service Centers. Persons communicating on behalf of Hartford with any consumer and/or insured participating in any Hartford sponsored or affiliated service center must immediately and clearly identify themselves to the consumer and/or insured as representing Hartford.

158. Standards of Conduct and Training – Producer Compensation. Hartford shall implement written standards of conduct regarding Compensation paid to Producers, consistent with the terms of this Assurance, subject to approval of the Attorneys General and Superintendent, which implementation shall include, inter alia, appropriate training of relevant employees, including but not limited to training in business ethics, professional obligations, conflicts of interest, anti-trust and trade practices compliance, and record keeping. Hartford commits that its insurance subsidiaries doing business outside of the United States directly or through professional intermediaries, with United States resident insureds for policies principally associated with property or operations situated in the United States, will conform their conduct to the requirements of the Assurance and Stipulation.

159. Hartford shall support legislation and regulations in the United States to abolish Contingent Compensation for insurance products or lines. Hartford further shall support legislation and regulations in the United States requiring greater disclosure of Compensation.

OTHER BUSINESS REFORMS

160. Standards of Conduct and Training – Variable Annuity Market Timing. Hartford shall implement written standards of conduct regarding the prevention of harmful market timing and market timing that is not consistent with Hartford’s prospectuses for its variable annuity products, consistent with the terms of this Assurance, subject to approval of the New York Attorney General and the Superintendent, which implementation shall include, inter alia, appropriate training of relevant employees, including but not limited to training in business ethics, professional obligations, conflicts of interest, compliance, and record keeping.

161. Hartford shall not engage or attempt to engage in violations of New York State Executive Law § 63(12), New York State’s Donnelly Act (Gen. Bus. Law § 340 et seq.), New York State’s Martin Act (Gen. Bus. Law § 352-c), and New York Insurance Law; Connecticut’s Antitrust Act, Conn. Gen. Stat. § 35-24 et seq., Connecticut’s Unfair Trade Practices Act, § 42-110a et seq. and Connecticut’s laws relating to corporate accountability, § 33-1335; and the Illinois Antitrust Act, 740 ILCS 10/1 et seq. and the Illinois Consumer Fraud and Deceptive Business Practices Act, 815 ILCS 505/1 et seq.

COOPERATION WITH THE ATTORNEYS GENERAL

162. Hartford shall fully and promptly cooperate with the Attorneys General with regard to their investigations, and related proceedings and actions, of any other person, corporation or entity, including but not limited to Hartford’s current and former employees, concerning the subject matter of the Attorneys General Investigations. Hartford shall use its best efforts to ensure that all its officers, directors, employees, and agents also fully and promptly cooperate with the Attorneys General in such investigations and related proceedings and actions. Cooperation shall include without limitation: (a) production voluntarily and without service of subpoena of any information and all documents or other tangible evidence reasonably requested by any of the Attorneys General, and any compilations or summaries of information or data that any of the Attorneys General reasonably request be prepared; (b) without the necessity of a subpoena, having Hartford’s officers, directors, employees and agents attend any proceedings at which the presence of any such persons is requested by any of the Attorneys General and having such persons answer any and all inquiries that may be put by any of the Attorneys General (or any deputies, assistants or agents of the Attorneys General) to any of them at any proceedings or otherwise (“proceedings” include but are not limited to any meetings, interviews, depositions, hearings, grand jury hearing, trial or other proceedings); (c) fully, fairly and truthfully disclosing all information and producing all records and other evidence in its possession relevant to all inquiries reasonably made by any of the Attorneys General concerning any illegal fraudulent or criminal conduct whatsoever about which it has any knowledge or information; (d) in the event any document is withheld or redacted on grounds of privilege, work-product or other legal doctrine, a statement shall be submitted in writing by Hartford indicating: (i) the type of document; (ii) the date of the document; (iii) the author and recipient of the document; (iv) the general subject matter of the document; (v) the reason for withholding the document; and (vi) the Bates number or range of the withheld document. Any of the Attorneys General may challenge such claim in any forum of their choice and may, without limitation, rely on all documents or communications theretofore produced or the contents of which have been described by Hartford, its officers, directors, employees, or agents; and (e) Hartford shall not compromise the integrity of the investigations, including jeopardizing the safety of any investigator or the confidentiality of any aspect of the investigation, including sharing or disclosing evidence, documents, or other information with others during the course of the investigation, without the consent of the relevant Attorney General. Nothing herein shall prevent Hartford from providing such evidence to other regulators, or as otherwise required by law.

163. Hartford shall comply fully with the terms of this Assurance. If Hartford violates the terms of paragraph 162 in any material respect, as determined solely by any of the Attorneys General: (a) each of the Attorneys Generals may pursue any action, criminal or civil, against any entity for any crime it has committed, as authorized by law, without limitation; (b) as to any criminal prosecution brought by the New York or Illinois Attorneys General for violation of law committed within six years prior to the date of this Assurance or for any violation committed on or after the date of this Assurance, Hartford shall waive any claim that such prosecution is time barred on grounds of speedy trial or speedy arraignment or the statute of limitations.

OTHER PROVISIONS

164. This Assurance is not intended to disqualify Hartford, its subsidiaries, or any of its current employees from engaging in any business in New York, Illinois, Connecticut or in any other jurisdiction. Nothing in this Assurance shall relieve Hartford or its subsidiaries of obligations imposed by any applicable state insurance law or regulations or other applicable law.

165. This Assurance shall not confer any rights upon any persons or entities besides the Attorneys General, the Superintendent and Hartford.

166. Hartford shall maintain custody of, or make arrangements to have maintained, all documents and records related to this matter for a period of not less than six years.

167. Facsimile transmission of a copy of this Assurance to counsel for Hartford shall be good and sufficient service on Hartford.

168. This Assurance shall be governed by the laws of the State of New York without regard to conflict of laws principles, except that with respect to enforcement actions taken by the Connecticut Attorney General or the Illinois Attorney General. Those actions will be governed by the laws of the state of the Attorney General bringing the action without regard to choice of law principles.

169. The sums set forth in this Assurance are in full satisfaction of Hartford’s obligations hereunder, and the Attorneys General shall not seek to impose on Hartford any additional financial obligations or liabilities related to this Assurance.

170. Hartford shall not seek or accept, directly or indirectly, reimbursement or indemnification pursuant to any insurance policy, with regard to any or all of the amounts payable pursuant to this Assurance.

171. With regard to the monetary amounts paid pursuant to Paragraph 143 of this Assurance, Hartford shall not claim, assert, or apply for a tax deduction, tax credit or any other tax benefit from any federal, state or local taxing authority.

172. Hartford shall not directly or indirectly assess any fee or charge to any variable annuity contract holder, Hartford sub-account, variable insurance trust, or the shareholders thereof, or any Hartford policyholders, to defray, recoup or reimburse any payment or cost incurred by Hartford pursuant to or in connection with this Assurance.

173. This Assurance concludes the Attorneys General Investigations and any action the Attorneys General could commence against Hartford arising from or relating to the Attorneys General Investigations; provided however, that nothing contained in this Assurance shall be construed to cover claims of any type by any other state agency or any claims that may be brought by the Attorneys General to enforce Hartford’s obligations arising from or relating to the provisions contained in this Assurance. It is further provided that nothing contained in this Assurance shall be construed to apply to, bar, or release any 1) antitrust claims that may be made by the Connecticut Attorney General arising from or relating to the Connecticut Attorney General’s investigation of reinsurance joint underwriting facilities (the “Reinsurance Facilities Investigation”), or 2) unfair trade practice claims arising from or relating to the Reinsurance Facilities Investigation except such claims against Hartford alleging that Hartford’s producer compensation practices caused producers to steer business into reinsurance joint underwriting facilities in violation of the Connecticut Unfair Trade Practices Act or any common law, which claims are released subject to the terms of this AOD. Hartford and the Connecticut Attorney General agree that the foregoing sentence does not bar or release claims by the Connecticut Attorney General where Hartford’s producer compensation practices are used as evidentiary support for any claims not covered by this release. This Assurance shall not prejudice, waive or affect any claims, rights or remedies of the Attorneys General with respect to any person, other than Hartford or any of its current or former affiliates (other than natural persons) including any Hartford sub-account, all of which claims, rights, and remedies are expressly reserved.

174. The Attorneys General may make such application as appropriate to enforce or interpret the provisions of this Assurance, or in the alternative, maintain any action, either civil or criminal, for such other and further relief as the Attorneys General may determine is proper and necessary for the enforcement of this Assurance. If compliance with any aspect of this Assurance proves impracticable, Hartford reserves the right to request that the parties modify the Assurance accordingly.

175. Hartford enters into this Assurance voluntarily.

176. Hartford admits the jurisdiction of the Attorneys General for purposes of this Assurance and consents to the jurisdiction of the Attorneys General in any proceeding or action to enforce this Assurance.

177. No failure or delay by the Attorneys General in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative.

178. All notices that are required or permitted under the Assurance shall be in writing and shall be sufficient if personally delivered or sent by certified or registered mail, facsimile transmission or overnight courier. Any notices shall be deemed given upon the earlier date of when received, or the third day after the date when sent by registered or certified mail or the day after the date when sent by overnight courier.

179. This Assurance may be changed, amended or modified only by a writing signed by all parties hereto.

180. This Assurance, together with the attached Exhibits, constitutes the entire agreement between the Attorneys General and Hartford and supersedes any prior communication, understanding or agreement, whether written or oral, concerning the subject matter of this Assurance.

181. This Assurance shall be effective and binding on the date it is signed by an authorized representative of each of the Attorneys General.

182. This Assurance may be executed in counterparts.

Executed this 23rd day of July, 2007.
ANDREW M. CUOMO
Attorney General of the State of New York

By:	—
Matthew J. Gaul
Assistant Attorney General
Investor Protection Bureau Chief
Office of the New York State Attorney General
120 Broadway, 23rd Floor
New York, New York 10271

LISA MADIGAN
Attorney General of Illinois

Office of the Attorney General
State of Illinois
100 W. Randolph Street, 12th Floor
Chicago, Illinois 60601

RICHARD BLUMENTHAL
Attorney General of the State of Connecticut

Office of the Connecticut Attorney General
55 Elm Street
Hartford, Connecticut 06141-0120

THE HARTFORD FINANCIAL SERVICES GROUP, INC.

By:	—
Alan Kreczko
Executive Vice President and General Counsel

[1]	The annuitant and the contract owner can be different parties. The annuitant has to be a natural person, while the owner can be an entity such as a hedge fund. When hedge funds bought variable annuities from Hartford, they typically put forward an employee to serve as the annuitant.

[2]	Surrender charges penalize withdrawals in the first years of an annuity. For example, a contract might have a seven percent surrender fee charged for a withdrawal during the first year of ownership, with six percent the second year and so on, until the eighth year when no surrender charge is assessed.

[3]	The AUV of a given sub-account is not the exact equivalent of the NAV of the retail mutual fund it mirrors because there can be differences in the sub-account’s underlying stocks or amount of cash on hand. The AUV also reflects deductions for mortality and expense costs (the insurance charge) and various administrative charges.

[4]	Putnam Hartford Capital Manager was offered through a special arrangement with that company and contained only Putnam funds.

[5]	In all critical respects, the Leaders prospectus language is comparable to the Director language.

[6]	The Director Access product established a higher recommended minimum payment: $20,000 in 1998 and $10,000 thereafter. Nevertheless, it also precluded investments over $1,000,000 without prior approval.

[7]	Prusky is the sole owner and President of Windsor Securities Inc. (“WSI”), a registered investment advisor and registered broker/dealer dealing only in mutual funds and variable products.

[8]	The TPTSA prohibited the movement of more than $5 million “on any single day on behalf of more than one contract owner” and reserved the right to impose additional restrictions such as allowing only one transfer “within a reasonable period of time as determined by Hartford.”

[9]	Windsor Securities, Inc., et al, v. Hartford Life Insurance Company, 1991 U.S. Dist. Lexis 7072 (ED Pa 1991).

[10]	By 2001, the Hartford Life Strategy Group was consolidated into HIMCO. HIMCO is the Hartford entity responsible for investment decisions of various other Hartford entities. HIMCO was responsible for the actual investment of Hartford Life capital into Millennium.

[11]	Although a previous Straight Drive due diligence questionnaire in 1998 seeking to invest $10 million and another in 1999 seeking to invest $1.2 million had been approved, there is no record of variable annuities being purchased in those years.

[12]	For purposes of this Assurance, “Producer” shall mean any insurance broker as that term is defined in § 2101 (c) of the Insurance Law of the State of New York or any independent insurance agent as that term is defined in § 2101 (b) of the Insurance Law of the State of New York and who offers insurance for a specific product or line for more than one insurer or affiliated group of insurers.

[13]	For purposes of this Assurance, the term “fictitious quote” shall mean a quote or indication that is: (i) deliberately and artificially inflated in order to appear less favorable to the client or prospective client than quotes being provided by other insurance companies; or (ii) deliberately and artificially designed not to be selected by the client or prospective client; or (iii) designed to present the client or prospective client a false appearance of competition by insurance companies.

EXHIBIT 1
APOLOGY

Hartford acknowledges that certain of its employees violated acceptable business practices by engaging in conduct that led to this Assurance. Hartford apologizes for this conduct and has enacted business reforms to ensure that this conduct does not occur again.

EXHIBIT 2

RELEASE

This RELEASE (the “Release”) is executed this      day of      , 2007 by RELEASOR (defined below) in favor of RELEASEE (defined below).

DEFINITIONS

“RELEASOR” refers to [fill in name      ] and any of its affiliates, subsidiaries, associates, general or limited partners or partnerships, predecessors, successors, or assigns, including, without limitation, any of their respective present or former officers, directors, trustees, employees, agents, attorneys, representatives and shareholders, affiliates, associates, general or limited partners or partnerships, heirs, executors, administrators, predecessors, successors, assigns or insurers acting on behalf of RELEASOR.

“RELEASEE” refers to Hartford and any of its subsidiaries, associates, general or limited partners or partnerships, predecessors, successors, or assigns, including, without limitation, any of their respective present or former officers, directors, trustees, employees, agents, attorneys, representatives and shareholders, affiliates, associates, general or limited partners or partnerships, heirs, executors, administrators, predecessors, successors, assigns or insurers (collectively, “Hartford”).

“ASSURANCE” refers to an Assurance of Discontinuance between Hartford and the Attorney General of the State of New York, the Attorney General of the State of Illinois and the Attorney General of the State of Connecticut (collectively “Attorneys General”) dated July 23, 2007 and an accompanying stipulation between Hartford and the Superintendent of Insurance of the State of New York (“NYSI”) dated July 23, 2007, relating to (i) investigation by each of the Attorneys General and NYSI related to Hartford’s alleged use of contingent commission agreements or placement service agreements to steer business; and (ii) investigations by each of the Attorneys General and NYSI related to Hartford’s alleged participation in fictitious quoting schemes.

SCOPE OF RELEASE

1. In consideration for the total payment of $     in accordance with the terms of the ASSURANCE, RELEASOR does hereby fully release, waive and forever discharge RELEASEE from any and all claims, demands, debts, rights, causes of action or liabilities whatsoever, including known and unknown claims, now existing or hereafter arising, in law, equity or otherwise, whether under state, federal or foreign statutory or common law, and whether possessed or asserted directly, indirectly, derivatively, representatively or in any other capacity (collectively, “claims”), to the extent any such claims are based upon, arise out of or relate to, in whole or in part, (i) any of the allegations, acts, omissions, transactions, events, types of conduct or matters described in the ASSURANCE, or were subject to investigation by any of the Attorneys General and NYSI as referenced in the ASSURANCE; (ii) any allegations, acts, omissions, transactions, events, types of conduct or matters that are the subject of In re Insurance Brokerage Antitrust Litigation, MDL No. 1663, or the actions pending in the United States District Court for the District of New Jersey captioned In re: Insurance Brokerage Antitrust Litigation, Civ. No. 04-5184 (FSH), and In re Employee Benefit Insurance Brokerage Antitrust Litigation, Civ. No. 05-1079 (FSH) or any related actions filed or transferred to the United States District Court for the District of New Jersey that are consolidated into either of the preceding Civil Action dockets; or (iii) any allegations of bid-rigging or of the use of contingent commission agreements or placement service agreements to steer business arising from acts or conduct on or before the date of the ASSURANCE; provided, however, that RELEASOR does not hereby release, waive, or discharge RELEASEE from any claims that are based upon, arise out of or relate to the purchase or sale of Hartford securities.

2. In the event that the total payment referred to in paragraph 1 is not made for any reason, then this RELEASE shall be deemed null and void, provided that any payments received by RELEASOR shall be credited to Hartford in connection with any claims that RELEASOR may assert against Hartford, or that are asserted on behalf of RELEASOR or by a class of which RELEASOR is a member, against Hartford.

3. This RELEASE may not be changed orally and shall be governed by and interpreted in accordance with the internal laws of the State of New York, without giving effect to choice of law principles, except to the extent that federal law requires that federal law governs. Any disputes arising out of or related to this RELEASE shall be subject to the exclusive jurisdiction of the Supreme Court of the State of New York or, to the extent federal jurisdiction exists, the United States District Court for the Southern District of New York.

4. Releasor represents and warrants that the claims have not been sold, assigned or hypothecated in whole or in part.

Dated:

RELEASOR:

By:
Print Name:
Title:

Print Name:

Title: